EXHIBIT 4.1

      THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAS BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON STATUTORY EXEMPTIONS UNDER THE 1933 ACT, AND UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER PROVISIONS OF THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT; AND IN THE CASE OF AN EXEMPTION, ONLY IF THE COMPANIES HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANIES THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION OF THIS NOTE.

                        DIGITAL DESCRIPTOR SERVICES, INC.


February 25, 2005                                           Sea Girt, New Jersey

$3,500,000.00, Subject to Increase Adjustment

                    2.86% SECURED CONVERTIBLE PROMISSORY NOTE

      1. Digital Descriptor Systems, Inc., a Delaware corporation (the "Parent") and CGM Applied Security Technologies, Inc., a Delaware corporation ("Acquisition Sub", and together with the Parent, the "Companies"), for value received, hereby promise to pay, jointly and severally, to CGM Security Solutions, Inc., or registered assigns (the "Holder") on the payment date set forth below, at the principal offices of the Parent, the principal sum of Three Million Five Hundred Thousand Dollars ($3,500,000) (the "Principal Amount"), subject to increase pursuant to the terms contained herein, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on the outstanding principal sum hereof at the rate of 2.86% per annum (the "Note"); provided, however, that the Principal Amount shall be subject to an automatic increase to the "New Principal Amount", defined below, in an amount equal to the average of the two amounts determined in accordance with Valuation Procedure One and Valuation Procedure Two (each defined below, and together the "Procedures") if any, and applied in accordance with the conditions below. Any increase in the Principal Amount and the commencement of accrual of any interest thereon shall be effective as of the date on which the results of the last of the Procedures are received by the parties (the "Effective Date").

      2. Pursuant to "Valuation Procedure One": (a) within 60 days of December 31, 2007, the Parent's then independent auditor shall determine the gross revenues generated by Acquisition Sub for the fiscal year ending December 31, 2007 in accordance with generally accepted accounting principles, consistently applied (the "Gross Revenue"), and shall certify same to the parties; (b) the Gross Revenue shall be multiplied by a factor of 1.0 to determine the new value of Acquisition Sub (the "New CGM Value One"); and (c) the amount of any increase in the Principal Amount pursuant to this Valuation Procedure One shall be equal to the New CGM Value One, less $5,000,000, and shall be referred to as the "Procedure One Principal Amount

Increase". In the event that the application of Valuation Procedure One does not result in a Procedure One Principal Amount Increase, then under this Valuation Procedure One the Principal Amount shall be deemed the Procedure One Principal Amount Increase for all purposes under this Valuation Procedure One.

      3. Pursuant to "Valuation Procedure Two", an independent investment bank, qualified to undertake valuations of public companies (the "Valuation Expert"), mutually agreed upon by the Parent and the former shareholders of the Holder, as of the date hereof, shall establish the value of Acquisition Sub (the "New CGM Value Two"), in accordance with the following procedures: (a) the parties shall agree upon the Valuation Expert in writing, no later than October 30, 2007, and if not so agreed by such date, the Valuation Expert shall be selected by the American Arbitration Association, whose selection shall be binding upon the parties; (b) the Valuation Expert shall be authorized to deliver its valuation of Acquisition Sub no later than March 31, 2008, subject to reasonable extensions in the discretion of the Valuation Expert, and; (c) the amount of any automatic increase in the Principal Amount pursuant to this Valuation Procedure Two shall be equal to the New CGM Value Two, less $5,000,000 and shall be referred to as the "Procedure Two Principal Amount Increase". In the event that the application of Valuation Procedure Two does not result in a Procedure Two Principal Amount Increase, then under this Valuation Procedure Two the Principal Amount shall be deemed the Procedure Two Principal Amount Increase for all purposes under this Valuation Procedure Two.

      4. The Holder and the Companies agree that when determining the New CGM Value Two in Valuation Procedure Two, the Valuation Expert, when preparing its valuation, shall: (i) when required to utilize financial statements in its valuation, rely solely upon the consolidated audited financial statements of the Parent and Acquisition Sub for the fiscal years ended December 31, 2007 and 2006, excluding from its valuation any and all financial information that may be included therein and attributable to any other subsidiary or affiliate of the Parent (the "Financial Statements"); (ii) exclude extraordinary expenses as may have been allocated or charged by the Parent, or any other subsidiary or affiliate of Parent, to Acquisition Sub, retaining, however, for purposes of the valuation any reasonable fees charged solely by Parent to Acquisition Sub and which represent any payments to the Parent's management and which directly correspond to any improvements in the Acquisition Sub's operational effectiveness as determined by the Valuation Expert, in accordance with generally accepted accounting principles, consistently applied; and (iii) exclude any debt on the Financial Statements owed to the Parent, other subsidiaries and affiliates or to the persons or entities set forth on Schedule A.

      5. Notwithstanding the foregoing, if the gross sales of CGM Security Solutions, Inc. for the one year period ended December 31, 2004, as included in the final certified audited financial statements for such period ("Actual Gross Sales") do not equal at least $4,030,000 (the "Target Sales"), the principal amount of this Note shall be reduced by an amount equal to the difference between the Target Sales and the Actual Gross Sales (the "Adjusted Note Principal Amount Reduction").

      6. Upon the Effective Date, the Principal Amount of this Note of $3,500,000 shall automatically be: (i) increased by the amount equal to the average of the Procedure One Principal Amount Increase and the Procedure Two Principal Amount Increase, and; (ii) decreased by the Adjusted Note Principal Amount Reduction, if any, and if any increase in the $3,500,000 principal amount of this Note results therefrom, such increase, added together with the original principal of $3,500,000 shall be deemed for all purposes the "New Principal Amount" of this Note. The parties agree that notwithstanding any result of the foregoing calculations, the New Principal Amount of this Note shall not be less than the Principal Amount.

      7. Accrued interest shall be payable upon the outstanding Principal Amount of this Note on the 30th day following each of the first three anniversaries of this Note. The balance of any accrued interest on the New Principal Amount, if any, shall be due and payable 30 days after the Effective Date. The New Principal Amount of this Note, as determined in accordance with the terms hereof and subject to the cash payment limitation of Section 9 below, together with unpaid accrued interest shall be payable on the 30th day following the Effective Date (the "Payment Date") in like coin or currency to the Holder hereof at the office of the Parent as hereinafter set forth, provided that any payment otherwise due on a Saturday, Sunday or legal Bank holiday may be paid on the following business day.

      8. In the event that the Parent or Acquisition Sub determine that for any reason whatsoever any interest or other consideration payable under the terms of this Note are in violation of any applicable usury statute of the State of New Jersey, Parent and/or Acquisition Sub shall, prior to the due date of the New Principal Amount: (i) provide Holder with written notice of such violation, setting forth the facts and circumstances supporting such claims, and; (ii) include with such written notice, a legal opinion, addressed to the Holder, from an attorney admitted to practice in the State of New Jersey, containing an unqualified legal opinion that under the facts and documents delivered by the Parent and/or the Acquisition Sub that the payments due under this Note are in violation of one or more usury statutes of the State of New Jersey (the "Usury Notice"). Within 30 days' of the sending of the Usury Notice, the Parent and/or Acquisition Sub shall institute an action seeking a declaratory judgment in the Superior Court, County of Somerset, State of New Jersey (the "Court"), to obtain a judgment (1) on the application of the New Jersey usury statutes to the payments due under this Note, and to obtain a ruling as to (2) the aggregate maximum rate of interest payments that could be legally charged to Parent and Acquisition Sub on the Principal Amount under applicable statutes, for the period commencing from the date hereof through the due date of the New Principal Amount (the "Maximum Legal Amount"). Parent and Acquisition Sub acknowledge that they have set forth below their respective representations, which include that they have performed their legal due diligence in connection with their execution and delivery of this Note and that to their best knowledge, the terms and payments due under this Note are not in violation of any usury statute of the State of New Jersey, and that the Holder is relying upon such representations to accept delivery of this Note, execute and deliver the Asset Purchase Agreement and other documents, all dated the date hereof and pursuant to which the Holder is selling his entire business to the Parent and Acquisition Sub, and that any subsequent sending of the Usury Notice and subsequent court action by the Parent and/or the Acquisition Sub that results in the Court concluding that all the payments due and payable under this Note are not in violation of any applicable New Jersey usury statute, would represent breaches of their respective representations set forth herein and would result in serious injury to the Holder, entitling the Holder to liquidated damages.

Accordingly, in the event the Usury Notice is sent by the Parent and/or the Acquisition Sub prior to the payment of all sums due under this Note, and the Court in the declaratory judgment action, determines that the aggregate payments due under this Note are not in violation of any New Jersey usury statute, the Parent and Acquisition Sub, jointly and severally, shall pay to the Holder, on demand, in addition to the payments due under this Note, (A) an additional sum equal to the difference between the aggregate and lawful amounts due under this Note as determined by the Court and the Maximum Legal Amount and (B) all of Holder's legal fees, administrative costs and expenses incurred by Holder as a result of Holder's participation in the declaratory judgment action. In the event the Court finds that any amounts due under this Note to be usurious under the laws of the State of New Jersey, then so much of such interest payable under the terms of this Note as shall be deemed to be usurious shall be deducted by the Court from the payments due under this Note and the Parent and Acquisition Sub shall forthwith and immediately pay the reduced legally permissible amount of principal and interest due under this Note to the Holder, no later than five
(5) days following such Court decision.

      9. Notwithstanding the foregoing, on the Payment Date, subject to the limitations set forth below, the Companies shall either (i) pay to the Holder the New Principal Amount together with any remaining accrued interest thereon, in cash, not to exceed $6,000,000 (the "Cash Payment"), and the balance, if any, shall be paid in Parent stock as more specifically described below (the "Stock Payment"), or (ii) provided that there is no outstanding default under the "Debt Instruments" identified in Exhibit G to a certain Asset Purchase Agreement between the parties to this Note and dated the date hereof (an "NIR Default", in which case such the "Asset Transfer" option shall not be available to the Companies), transfer all of Acquisition Sub's assets, including the "Assets" as identified in the Asset Purchase Agreement, dated the date hereof, among the Companies and the Holder (the "Asset Transfer"), as well as the corporate name and trademarks, back to the Holder, its shareholders or assigns (as designated by the Holder), free and clear of any and all liens, security interests or claims of any nature whatsoever, and unencumbered by any debts associated with the Asset Transfer. Costs associated with the Asset Transfer shall be borne by the Companies. The indebtedness under this Note is secured by a certain Security Agreement and Intellectual Property Security Agreement, also dated the date hereof, by and between the Acquisition Sub and the Holder. The Companies shall complete the Asset Transfer no later than April 10, 2008, or as soon as practicable thereafter.

      In the event the Companies pay the New Principal Amount to the Holder, either at their option or because they are required to do so because of the existence on the Payment Date of an NIR Default, the Holder acknowledges that the Companies shall not be required to pay more than $6,000,000 of the New Principal Amount in cash. Accordingly, the Companies shall pay the New Principal Amount to the Holder as follows: (i) in cash, up to $6,000,000, representing the Cash Payment, and (ii) the balance of the New Principal Amount in excess of $6,000,000 shall be converted automatically and payable to the Holder in common stock of Parent ("Common Stock"), representing the Stock Payment. In addition, and subject to the sole and exclusive option of the Holder, the Holder may also elect to convert any portion of the Cash Payment over $3,500,000 to common stock of the Parent (the "Qualified Portion"). The Stock Payment and, in the event the

Holder elects a Qualified Portion, shall be converted into Common Stock based upon the average bid and asked sales prices of the Common Stock during the 90-day period immediately preceding the Effective Date as reported by the applicable exchange. The Parent shall calculate the amount of Common Stock to which the Holder is entitled and shall issue certificates representing such shares to the Holder no later than 30 days following the Effective Date. The Holder shall exercise his option to designate a Qualified Portion to be issued as Common Stock by sending a complete Notice of Conversion, substantially in the form attached hereto, to the Parent within thirty (30) days of Holder's receipt of the Cash Payment and Holder's check, representing the Qualified Portion.

      The amount of Common Stock representing the Stock Payment and the Qualified Portion shall not exceed 25% of the Common Stock of the Parent then outstanding, assuming the issuance of shares of Common Stock hereunder ("Issuance Limit"). In the event the Issuance Limit would otherwise be exceeded, the Company shall issue such shares of Common Stock as equals the Issuance Limit, and shall also issue shares of convertible preferred stock to the Holder (the "Preferred Stock"), representing the balance of either the Stock Payment and/or Qualified Portion. The Preferred Stock shall have a liquidation preference equal to the balance remaining of the New Principal Amount not paid in cash or immediately converted and paid to the Holder in Common Stock. Twenty percent (20%) of the Preferred Stock shall be automatically converted into shares of Common Stock on each of the first five anniversary dates of the issuance of the Preferred Stock at a conversion rate equal to the average bid and asked price of the Common Stock for the 90 days prior to the Effective Date as reported by the applicable exchange, subject to the Issuance Limit.

      10.   Transfers of Note to Comply with the 1933 Act

      The Holder agrees that this Note may not be sold, transferred, pledged, hypothecated or otherwise disposed of except as follows: (1) to a person whom the Note may legally be transferred without registration and without delivery of a current prospectus under the 1933 Act with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Section 10 with respect to any resale or other disposition of the Note; or
(2) to any person upon delivery of a prospectus then meeting the requirements of the 1933 Act relating to such securities and the offering thereof for such sale or disposition, and thereafter to all successive assignees.

      11.   Prepayment

            The Principal Amount may be prepaid by the Companies, in whole or in part without premium or penalty. Upon any prepayment of the entire principal amount of this Note, all accrued, but unpaid interest shall be paid to the Holder on the date of prepayment. Nothing contained herein shall limit the right of the Holder to receive the New Principal Amount.

            In the event the Parent agrees to permit the Holder to convert a portion of the principal or interest on this Note, or the Companies prepay any portion of the principal or interest on this Note, the Holder shall deliver this Note to the Parent who shall issue a new note to the Holder, evidencing any reduction of principal or interest so converted or prepaid.

      12.   Covenants of Companies

            The Companies covenant to the Holder and agree that, so long as any principal of, or interest on, this Note shall remain unpaid, unless the Holder shall otherwise consent in writing, it will comply with the following terms:

            (a) Reporting Requirements. The Parent or Acquisition Sub, as applicable, will furnish to the Holder:

            (i) as soon as possible, and in any event within ten (10) days after obtaining knowledge of the occurrence of (A) an "Event of Default," as hereinafter defined, (B) an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, or (C) a material adverse change in the condition or operations, financial or otherwise, of the Parent or Acquisition Sub, taken as whole, the written statement of the Chief Executive Officer or the Chief Financial Officer of the Parent and/or the Acquisition Sub, setting forth the details of such Event of Default, event or material adverse change and the action which the Parent and/or the Acquisition Sub proposes to take with respect thereto;

            (ii) promptly after the commencement thereof, notice of each action, suit or proceeding before any court or other governmental authority or other regulatory body or any arbitrator as to which there is a reasonable possibility of a determination that would (A) materially impact the ability of the Parent or Acquisition Sub to conduct its business, (B) materially and adversely affect the business, operations or financial condition of the Parent or the Acquisition Sub, or (C) impair the validity or enforceability of the Note or the ability of the Companies to perform their obligations under the Note.

            (b) Compliance with Laws. The Companies will comply, in all material respects with all applicable laws, rules, regulations and orders, except to the extent that noncompliance would not have a material adverse effect upon the business, operations or financial condition of the Parent or the Acquisition Sub taken as a whole.

            (c) Preservation of Existence. So long as this Note delivered by Parent and Acquisition Sub to the Holder remains unpaid and outstanding, the Parent and Acquisition Sub shall maintain their respective corporate existence and shall not sell all or substantially all of their respective assets, except in the event of a merger or consolidation or sale of all or substantially all of their assets, where the surviving or successor entity in such transaction assumes the Parent's and Acquisition Sub's obligations hereunder as well as under a certain Asset Purchase Agreement and other "Parent Documents" as defined therein, all dated the date hereof, between the parties hereto.

            (d) Maintenance of Properties. The Parent and Acquisition Sub will each maintain and preserve, all of its properties which are necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted; not divert any of the business or assets of Acquisition Sub so as to reduce, frustrate or diminish Holder's rights under this Note, the Asset Purchase Agreement, the Security Agreement or the Intellectual Security Agreement, and comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any forfeiture or material loss thereof or thereunder.

            (e) Maintenance of Insurance. The Companies will maintain, with responsible and reputable insurers, insurance with respect to its properties and business, in such amounts and covering such risks, as is carried generally in accordance with sound business practice by companies in similar businesses in the same localities in which the Companies are situated.

            (f) Keeping of Records and Books of Account. The Companies will keep adequate records and books of account, with complete entries made in accordance with generally accepted accounting principles, reflecting all of its financial and other business transactions.

            (g) Compliance with the Securities Exchange Act of 1934. The Parent shall comply in all respects with the requirements of the Securities Exchange Act of 1934, including the timely filing of all reports due thereunder.

            (h) Reservation of Common Stock. The Parent further covenants and agrees that the Parent will at all times have authorized and reserved, free from preemptive rights, a sufficient number of shares of its common stock to provide for the conversion of this Note in full.

      13.   Events of Default and Remedies

            (a) Any one or more of the following events which shall have occurred and be continuing shall constitute an event of default ("Event of Default"):

            (i) Default in the payment of interest upon this Note, as and when the same shall become due; or

            (ii) Default in the payment of the principal of this Note, as and when the same shall become due; or

            (iii) The Companies shall fail to perform or observe any affirmative covenant contained in this Note and such Default, if capable of being remedied, shall not have been remedied ten (10) days after written notice thereof shall have been given by the Holder to each of the Companies; or

            (iv) The Parent or Acquisition Sub (A) shall institute any proceeding or voluntary case seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, liquidation, winding up reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee, custodian or other similar official for such the Parent or any subsidiary or for any substantial part of its property, or shall consent to the commencement against it of such a proceeding or case, or shall file an answer in any such case or proceeding commenced against it consenting to or acquiescing in the commencement of such case or proceeding, or shall consent to or acquiesce in the appointment of such a receiver, trustee, custodian or similar official; (B) shall be unable to pay its debts as such debts become due, or shall admit in writing its inability to apply its debts generally; (C) shall make a general assignment for the benefit of creditors; or (D) shall take any action to authorize or effect any of the actions set forth above in this subsection 3(iv); or

            (v) Any proceeding shall be instituted against the Companies seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Companies or for any substantial part of its property, and either such proceeding shall not have been dismissed or shall not have been stayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of any order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or

            (vi) One or more final judgments or orders for the payment of money in excess of $200,000 in the aggregate shall be rendered against the Companies, and either (A) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (B) there shall be any period of thirty (30) days during which enforcement of any such judgment or order shall not be discharged, stayed or fully satisfied; or


            (vii) If, prior to the Payment Date, there is a sale, conveyance or disposition of all or substantially all of the assets of the Parent or the Acquisition Sub, the effectuation by the Parent or the Acquisition Sub of a transaction or series of related transactions in which more than 50% of the voting power of the Parent or Acquisition Sub is disposed of, or the consolidation, merger or other business combination of the Parent or Acquisition Sub with or into any other Person (as defined below) or Persons when the Parent or Acquisition Sub is not the survivor, and in the event of a merger or consolidation or sale of all or substantially all of their assets, the surviving or successor entity in such transaction fails to assume the Parent's and Acquisition Sub's obligations hereunder as well as under a certain Asset Purchase Agreement and other "Parent Documents" as defined therein, all dated the date hereof, between the parties hereto. "PERSON" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization; or

            (viii) upon any default by the Parent, Acquisition Sub or other party under the "NIR Letter", dated January 31, 2005, a copy of which is attached hereto, or under the "Debt Instruments" identified therein.


            (b) If an Event of Default described above has occurred, then the Holder may, without further notice to the Companies, declare the principal amount of this Note at the time outstanding, together with accrued unpaid interest thereon, and all other amounts payable under this Note to be forthwith due and payable, whereupon such principal, interest and all such amounts shall become and be forthwith due and payable.

            (c) The Companies covenant that in case the principal of, and accrued interest on, the Note becomes due and payable by declaration or otherwise, then the Companies will pay in cash to the Holder of this Note, the whole amount that then shall have become due and payable on this Note for principal or interest, as the case may be, and in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable fees and disbursements of the Holder's legal counsel. In case the Companies shall fail forthwith to pay such amount, the Holder may commence an action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree against Companies or other obligor upon this Note, wherever situated, the monies adjudicated or decreed to be payable. The Companies hereby waive notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note.

      14.   Miscellaneous

            (a) This Note has been issued by the Companies pursuant to authorization of the Boards of Directors of the Companies.

            (b) The Companies may consider and treat the entity in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever (whether or not this Note shall be overdue) and the Companies shall not be affected by any notice to the contrary. Subject to the limitations herein stated, the registered owner of this Note shall have the right to transfer this Note by assignment, and the transferee thereof shall, upon his registration as owner of this Note, become vested with all the powers and rights of the transferor. Registration of any new owners shall take place upon presentation of this Note to the Parent at its principal offices, together with a duly authenticated assignment. In case of transfer by operation of law, the transferee agrees to notify the Companies of such transfer and of his address, and to submit appropriate evidence regarding the transfer so that this Note may be registered in the name of the transferee. This Note is transferable only on the books of the Parent by the holder hereof, in person or by attorney, on the surrender hereof, duly endorsed. Communications sent to any registered owner shall be effective as against all holders or transferees of the Note not registered at the time of sending the communication.

            (c) Payments of principal and interest shall be made as specified above to the registered owner of this Note. No interest shall be due on this Note for such period of time that may elapse between the maturity of this Note and its presentation for payment.

            (d) The Holder shall not, by virtue, hereof, be entitled to any rights of a shareholder in the Parent, whether at law or in equity, and the rights of the Holder are limited to those expressed in this Note.

            (e) Upon receipt by the Companies of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Note, if mutilated, the Parent shall execute and deliver a new Note of like tenor and date.

            (f) This Note shall be construed and enforced in accordance with the laws of the State of New Jersey. The Companies and the Holder hereby consent to the jurisdiction of any federal or state court located in the State of New Jersey in connection with any action concerning the provisions of this Note instituted by the Holder against the Companies.

            (g) The Parent and Acquisition Sub, jointly and severally, represent to the Holder that they have reviewed all of the terms and provisions of this Note with their respective counsel and performed such due diligence as is necessary to conclude that all of the terms and provisions of this Note, including all of the payments required hereunder, to their best knowledge, do not violate any usury statute of the State of New Jersey.

            IN WITNESS WHEREOF, Digital Descriptor Systems, Inc. and CGM Applied Security Technologies, Inc. caused this Note to be signed in each of their names by their Chief Executive Officer.

                                    DIGITAL DESCRIPTOR SYSTEMS, INC.


                                    By: /s/ Anthony R. Shupin
                                        ----------------------------------------
                                        Anthony R. Shupin
                                        President and Chief Executive Officer


                                    CGM APPLIED SECURITY TECHNOLOGIES, INC.


                                    By: /s/ Anthony R. Shupin
                                        ----------------------------------------
                                        Anthony R. Shupin
                                        President and Chief Executive Officer

                              NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)


      The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by DIGITAL DESCRIPTOR SYSTEMS, INC. and CGM APPLIED SECURITY TECHNOLOGIES, INC. into Common Stock according to the conditions set forth in such Note, as of the date written below. The undersigned further affirms that as of the date hereof, the representations and warranties made by the undersigned in the subscription agreement of even date with the promissory note being converted, are true and correct as if such representations and warranties were made as of the date hereof.



Date of Conversion:
                    ------------------------------------------------------------

Conversion Price:  $____________per share


Shares To Be Delivered:
                       ---------------------------------------------------------

Signature:
          ----------------------------------------------------------------------

Print Name:
           ---------------------------------------------------------------------

Address:
        ------------------------------------------------------------------------

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
                           2150 Highway 35, Suite 250
                           Sea Girt, New Jersey 08750




                                         January 31, 2005



AJW Partners, LLC
New Millennium Capital Partners II, LLC
AJW Offshore, Ltd. (f/d/a AJW/New Millennium Offshore, Ltd.)
AJW Qualified Partners, LLC (f/d/a Pegasus Capital Partners, LLC)
1044 Northern Boulevard
Suite 302
Roslyn, New York 11576

      Re:   Digital Descriptor Systems, Inc. (the "Company") -
            Acquisition of CGM Security Solutions, Inc.
            --------------------------------------------------

Ladies and Gentlemen:

      In connection with the Company's proposed acquisition of CGM Security Solutions, Inc. ("CGM") (the "Acquisition"), this letter sets forth the agreement of the parties hereto to: (i) extend the maturity dates of certain debentures and notes which are convertible into shares of the Company's common stock, par value $.001 per share (the "Common Stock"), originally issued by the Company to the investors listed in the signature pages hereto (collectively, the "Investors") (collectively, the "Debt Instruments"), as set forth on Schedule 1 hereto; (ii) refrain from incurring liens on the assets of the Company, including those CGM assets purchased in the Acquisition (the "CGM Assets"), except as provided herein; (iii) allow the Company to cure any Event of Default (as defined in each of the Debt Instruments) within one hundred fifty days (150) days from the date hereof; (iv) agree that a failure to pay the entire purchase price for the CGM Assets to CGM's former shareholder pursuant to the terms of a certain 2.86% secured convertible promissory note, dated February 24, 2005, and given by the Company and its subsidiary to CGM (the "Note"), shall not constitute an Event of Default under the Debt Instruments and hereby agree to release the Investors' liens on the CGM Assets in the event of a default under the Note; and (v) extend the expiration dates and amend the exercise price of certain warrants originally issued by the Company to the Investors (collectively, the "Warrants"), as set forth on Schedule 1 hereto.

      By execution hereof, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that:

      1. The Maturity Date of the Debt Instruments issued on November 30, 2004 is hereby extended until March 1, 2008.

      2. The Applicable Percentage (as defined in each of the Debt Instruments) shall be 40%.

      3. So long as the Company shall have any obligations under the Debt Instruments, the Company shall not, without the Investors' written consent, transfer, pledge, hypothecate, encumber, license (except for non-exclusive licenses granted by the Company in the ordinary course of business), sell or otherwise dispose of any of the assets of the Company; provided that, in connection with the Acquisition, the Company shall grant a second priority security interest in the CGM Assets to the former shareholder of CGM (but not any other assets of the Company or any subsidiary of the Company); and further provided that, so long as the Company shall have any obligations under the Debt Instruments, the Company shall maintain a valid and perfected first priority security interest in favor of the Investors in the assets of CGM or any successor thereto.

      4. The Investors agree to allow the Company to cure, on or prior to June 30, 2005, any Events of Default (as defined in each of the Debt Instruments), which have occurred as of the date hereof or occur on or prior to June 30, 2005 pursuant to the Debt Instruments; provided that all interest due and owing to the Investors pursuant to the Debt Instruments shall remain payable to the Investors in accordance with the terms and conditions set forth in the Debt Instruments.

      5. The Investors agree that, in the event that the Company and its subsidiary fail to pay the entire purchase price for the CGM Assets to CGM or its assigns pursuant to the terms of the Note and, provided further, that an Event of Default has not occurred pursuant to any of the Debt Instruments, such failure to pay the Note and the exercise by CGM or its assigns of any rights as a result thereof shall not constitute an Event of Default under the terms and conditions set forth in any of the Debt Instruments, and CGM, as the holder of the Note, may exercise its remedies pursuant to the Note, which may include the retaking of the CGM Assets, in which event the Investors hereby agree to release their first priority security interest and liens on the CGM Assets to accommodate CGM.

      6.    The Warrants shall expire on January 31, 2012.

      7. The Exercise Price (as defined in the Warrants) is hereby amended to be $.001 per share.

      8. The Debt Instruments and the Warrants are hereby amended in accordance with the foregoing provisions. All other provisions of the Debt Instruments and the Warrants, as amended from time to time, shall remain in full force and effect.

      The parties shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties hereto may reasonably request in order to carry out the intent an accomplish the purposes of this letter agreement, including without limitation the issuance of amended Debt Instruments and the Warrants.

      Please signify your agreement with the foregoing by signing a copy of this letter where indicated and returning it to the undersigned.



                                          Sincerely,

                                          DIGITAL DESCRIPTOR SYSTEMS, INC.


                                          /s/ Anthony R. Shupin
                                          -------------------------------
                                          Anthony R. Shupin
                                          President and Chief Executive Officer

ACCEPTED AND AGREED:

AJW PARTNERS, LLC.
By:  SMS GROUP, LLC

/s/ Corey S. Ribotsky
-----------------------------
Corey S. Ribotsky, Manager


NEW MILLENNIUM CAPITAL PARTNERS II, LLC
By:  FIRST STREET MANAGER II, LLC,

/s/ Corey S. Ribotsky
-----------------------------
Corey S. Ribotsky, Manager


AJW OFFSHORE, LTD.
By:  FIRST STREET MANAGER II, LLC

/s/ Corey S. Ribotsky
------------------------------
Corey S. Ribotsky, Manager

AJW QUALIFIED PARTNERS, LLC
By:  AJW MANAGER, LLC

/s/ Corey S. Ribotsky
------------------------------
Corey S. Ribotsky, Manager
                                       15

                                   SCHEDULE 1


                                                 Debt Instruments   Warrants    Date of Issuance
                                                 ----------------  ----------  ------------------
      AJW Partners LLC                           $    125,000         375,000  December 31, 2001
      1044 Northern Blvd. Suite 302              $     75,000         225,000  January 10, 2003
      Roslyn, New York 11576                     $     37,500         112,500  February 27, 2003
                                                 $     37,500         112,500  March 31, 2003
                                                 $     50,000         150,000  May 7, 2004
                                                 $    560,000       1,680,000  November 30, 2004
                                                 ----------------  ----------  ------------------
      New Millennium Capital Partners II, LLC    $    125,000         375,000  December 31, 2001
      1044 Northern Blvd. Suite 302              $     10,175          30,525  May 7, 2004
      Roslyn, New York 11576                     $     70,000         210,000  November 30, 2004
                                                 ----------------  ----------  ------------------
      AJW Offshore, Ltd.                         $     50,000         150,000  September 30, 2002
      1044 Northern Blvd. Suite 302              $    100,000         300,000  January 10, 2003
      Roslyn, New York 11576                     $     50,000         150,000  February 27, 2003
                                                 $     50,000         150,000  March 31, 2003
                                                 $     82,500         577,500  September 30, 2003
                                                 $     22,500         157,500  November 27, 2003
                                                 $     22,500         157,500  December 3, 2003
                                                 $     22,500         157,500  February 2, 2004
                                                 $     88,700         266,100  May 7, 2004
                                                 $  1,435,000       4,305,000  November 30, 2004
                                                 ----------------  ----------  ------------------
      AJW Qualified Partners, LLC                $     50,000         150,000  September 30, 2002
      1044 Northern Blvd. Suite 302              $     75,000         225,000  January 10,2003
      Roslyn, New York 11576                     $     37,500         112,500  February 27, 2003
                                                 $     37,500         112,500  March 31, 2003
                                                 $     82,500         577,500  September 30, 2003
                                                 $     22,500         157,500  November 27, 2003
                                                 $     22,500         157,500  December 3, 2003
                                                 $     22,500         157,500  February 2, 2004
                                                 $    101,125         303,375  May 7, 2004
                                                 $  1,435,000       4,305,000  November 30, 2004
                                                 ----------------  ----------  ------------------


                                       16